Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Iterum Therapeutics plc:

We consent to the incorporation by reference in the registration statements Nos. 333-225236,  333-230496, 333-237198 and 333-245655 on Form S-8 and No. 333-232569 on Form S-3 of Iterum Therapeutics plc of our report dated March 12, 2021, with respect to the consolidated balance sheets of Iterum Therapeutics plc as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred shares and shareholders’ (deficit)/equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Iterum Therapeutics plc.

Our report on the consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

/s/ KPMG

Dublin, Ireland
March 12, 2021